EXHIBIT 99.1

Sirna Contact	Investor Contact	Media Contact
Howard W. Robin	E. Blair Schoeb	Justin Jackson
President & CEO	Burns McClellan, Inc.	Burns McClellan, Inc.
Sirna Therapeutics, Inc.	212-213-0006	212-213-0006
303-449-6500

SIRNA THERAPEUTICS REPORTS YEAR-END AND FOURTH QUARTER FINANCIAL RESULTS

Boulder, CO – February 5, 2004 – Sirna Therapeutics, Inc. (Nasdaq: RNAI) today reported a net loss applicable to common stock of $6.1 million, or $0.19 per share, for the quarter ended December 31, 2003 compared to $10.9 million, or $3.23 per share, for the same period in 2002. Net loss applicable to common stock for the year ended December 31, 2003 was $30.4 million, or $1.31 per share, compared to $36.3 million, or $10.81 per share, for the same period last year.

During the first and the second quarters of 2003, the Company changed its business strategy and restructured operations to focus on its RNA interference (RNAi) technology. Research and development expenses were $5.1 million and $23.5 million for the three and twelve-month periods ended December 31, 2003, respectively, compared to $8.4 million and $28.7 million for the same periods in 2002. The Company’s cash, cash equivalents and securities available-for-sale were $36.6 million as of December 31, 2003.

“We experienced a year of significant progress in 2003 including the demonstration of preclinical efficacy with our chemically stabilized siRNAs in several animal models and the designation of our siRNA clinical candidate targeting age-related macular degeneration.” stated Howard Robin, President and Chief Executive Officer of the Company. “We are excited about our recently announced collaboration with Eli Lilly in the field of oncology and look forward to making significant progress in our RNAi programs and partnerships during 2004.”

2003 Highlights

•	In April of last year, the Company changed its name from Ribozyme Pharmaceuticals, Inc. to Sirna Therapeutics, Inc. to better reflect the new focus on the research and development of RNAi-based therapeutics.

•	Sirna completed two financings raising a total of $53 million with several leading biotechnology venture capital investors, including The Sprout Group, Venrock Associates, Oxford Bioscience Partners, Techno Venture Management and Granite Global Ventures, as well as a rights offering to shareholders.

•	Sirna entered into a worldwide license agreement with the University of Massachusetts Medical School for its undivided interest in the seminal intellectual property on RNAi technology covering short interfering RNA (siRNA).

•	The Company entered into a manufacturing and supply agreement with Archemix under which Sirna will supply Archemix with cGMP grade ARC183, an antithrombin aptamer, for use in Archemix’s preclinical and clinical development program through Phase IIa clinical trials.

•	Sirna has continued to develop Sirna-027, an RNAi-based therapeutic that targets the VEGF pathway to treat macular degeneration. Sirna anticipates filing an IND for Sirna-027 in the fourth quarter of 2004.

•	In 2003 Sirna identified several stabilized siRNAs that are currently undergoing pre-clinical testing for the treatment of hepatitis C virus infection. Sirna anticipates naming a clinical candidate in 2004.

About Sirna Therapeutics

Sirna Therapeutics (Nasdaq: RNAI) is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SIRNA THERAPEUTICS, INC.

CONDENSED BALANCE SHEET

(in thousands)

	December 31, 2003	December 31, 2002
Assets
Cash, cash equivalents and securities available-for-sale	$36,624	$8,821
Accounts receivable	156	483
Equipment & leasehold improvements, net	3,402	4,524
Other assets, net	2,502	8,070

Total assets	$42,684	$21,898

Liabilities and stockholders’ equity (deficit)
Current liabilities	$4,042	$5,033
Long-term liabilities, long-term debt & convertible debt	3,868	6,489
Convertible preferred stock	—	14,329
Stockholders’ equity (deficit)	34,774	(3,953)

Total liabilities & stockholders’ equity (deficit)	$42,684	$21,898

SIRNA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Total revenues	420	639	4,175	5,148

Expenses
Research and development	5,059	8,398	23,460	28,659
General and administrative	1,517	1,634	5,005	5,505
Deferred patent cost write-off	—	—	5,344	—

Total expenses	6,576	10,032	33,809	34,164

Operating loss	(6,156)	(9,393)	(29,634)	(29,016)

Other income (expense)
Interest expense, net	9	(32)	2	(414)
Equity in loss of unconsolidated affiliate	1	(917)	(209)	(5,276)

Total other income (expense)	10	(949)	(207)	(5,690)
Net loss	(6,146)	(10,342)	(29,841)	(34,706)

Accretion of dividends on preferred stock	—	546	562	1,571

Net loss applicable to common stock	$(6,146)	$(10,888)	$(30,403)	$(36,277)

Net loss per share (basic and diluted)	$(0.19)	$(3.23)	$(1.31)	$(10.81)

Shares used in computing net loss per share	31,638,625	3,373,957	23,278,591	3,355,727